Exhibit 12.1


                         BOOTH CREEK SKI HOLDINGS, INC.
                 STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


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


                                                   -------------------------------------------------------------------
                                                      Year         Year          Year           Year          Year
                                                     Ended        Ended         Ended          Ended         Ended
                                                    October      October       October        November      November
                                                    30, 1998     29, 1999      27, 2000       2, 2001       1, 2002
                                                   -----------  -----------   -----------    -----------   -----------
Earnings
   Income (loss) from continuing operations        $ (17,289)  $  (16,982)     $    970      $  (13,656)   $    1,016
   Fixed charges                                      19,807       21,164        20,470          18,606        17,137
   Capitalized interest                                 (162)        (332)         (149)            (59)          (78)
   Preferred stock dividend requirement                 (260)        (218)         (179)           (127)          (15)
                                                   -----------  -----------   -----------    -----------   -----------
Total earnings                                     $   2,096   $    3,632      $ 21,112      $    4,764    $   18,060
                                                   ===========  ===========   ===========    ===========   ===========

Fixed Charges
   Interest expense                                $  17,456   $   18,517      $ 18,158      $   16,822    $   15,281
   Capitalized interest                                  162          332           149              59            78
   Portion of rent expense representative
     of interest                                         726        1,004           900             632           637
   Amortization of deferred financing costs            1,203        1,093         1,084             966         1,126
   Preferred stock dividend requirement                  260          218           179             127            15
                                                   -----------  -----------   -----------    -----------   -----------
Total fixed charges                                $  19,807   $   21,164      $ 20,470      $   18,606    $   17,137
                                                   ===========  ===========   ===========    ===========   ===========
Ratio of Earnings to Fixed Charges                         -            -          1.03               -          1.05
                                                   ===========  ===========   ===========    ===========   ===========
Coverage Deficiency                                $ (17,711)  $  (17,532)     $      -      $  (13,842)   $        -
                                                   ===========  ===========   ===========    ===========   ===========
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